Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
PARKWAY ACQUISITION CORP.,
SKYLINE NATIONAL BANK
and
GREAT STATE BANK

March 1, 2018

TABLE OF CONTENTS

ARTICLE I Certain Definitions	1
1.01. Certain Definitions	1
ARTICLE II The Merger	7
2.01. The Merger	7
2.02. Effective Date and Effective Time	7
2.03 Tax Consequences	7
2.04 Dissenting Shares	7
ARTICLE III. Consideration; Exchange Procedures	8
3.01 Merger Consideration	8
3.02 Rights as Shareholders; Stock Transfers	8
3.03 Fractional Shares	8
3.04 Exchange Procedures	8
3.05 Warrants	9
3.06 Withholding Rights	9
3.07 Anti-Dilution Provisions	9
ARTICLE IV Actions Pending the Effective Time	9
4.01 Forbearances of GSB	9
4.02 Forbearances of Parkway and Skyline	12
ARTICLE V Representations and Warranties	12
5.01 Disclosure Schedules	12
5.02 Standard	12
5.03 Representations and Warranties of GSB	13
5.04 Representations and Warranties of Parkway and Skyline	21
ARTICLE VI Covenants	26
6.01 Reasonable Best Efforts	26
6.02 Shareholder Approvals	26
6.03 Press Releases	26
6.04 Access; Information	27
6.05 Acquisition Proposals	27
6.07 Takeover Laws	27
6.08 Regulatory Applications	28
6.09 Indemnification	28
6.10 Benefit Plans	29
6.11 Notification of Certain Matters	30
6.12 Compliance with Laws	30
ARTICLE VII Conditions to Consummation of the Merger	31
7.01 Conditions to Each Party's Obligation to Effect the Merger	31
7.02 Conditions to Obligation of GSB	31
7.03 Conditions to Obligation of Parkway and Skyline	31
ARTICLE VIII Termination	31
8.01 Termination	32
8.02 Effect of Termination and Abandonment	33
8.03 Fees and Expenses	33
ARTICLE IX Miscellaneous	33
9.01 Survival	33
9.02 Waiver; Amendment	33
9.03 Assignment	33
9.04 Counterparts; Execution by Electronic Means	33
9.05 Governing Law; Venue; Jury Trial Waiver	34
9.06 Expenses	34
9.07 Notices	34
9.08 Entire Understanding; No Third Party Beneficiaries	34
9.09 Severability	34
9.10 Interpretation; Effect	34

i

AGREEMENT AND PLAN OF MERGER, dated as of March 1, 2018 (this "Agreement"), by and among PARKWAY ACQUISITION CORP. ("Parkway"), SKYLINE NATIONAL BANK ("Skyline") and GREAT STATE BANK ("GSB").
RECITALS
A. Parkway.  Parkway is a Virginia corporation, having its principal place of business in Floyd, Virginia.
B. Skyline.  Skyline is a national banking association, having its principal place of business in Independence, Virginia, and is a wholly owned subsidiary of Parkway.
C. GSB.  GSB is a North Carolina banking corporation, having its principal place of business in Wilkesboro, North Carolina.
D. Intentions of the Parties.  It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.
E. Transaction.  In accordance with the terms of this Agreement, GSB will merge with and into Skyline, with Skyline as the surviving bank.
F. Board Action.  The respective Boards of Directors of each of Parkway, Skyline and GSB have (i) determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) adopted a resolution approving this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
 Certain Definitions
    I.01. Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:
"Acquisition Agreement" has the meaning set forth in Section 8.03(a).
"Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation, share exchange, reorganization or other business combination involving GSB or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, GSB or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.
"Agreement" has the meaning set forth in the preamble to this Agreement.
"BHC Act" has the meaning set forth in Section 5.03(g)(i).
"Book-Entry Shares" has the meaning set forth in Section 3.04(a).
"Code" has the meaning set forth in the recitals to this Agreement.

"Compensation and Benefit Plans" or "Benefit Plan" means a benefit plan and program, including without limitation: (A) all retirement, profit-sharing, thrift, employee stock ownership, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, change in control and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, and (E) all similar practices, policies and arrangements in which any current or former employee, current or former consultant, or current or former director participates or to which any such employee, consultant or director is a party.
"Computer Systems" has the meaning set forth in Section 5.03(dd).
"Confidentiality Agreement" means that certain confidentiality agreement among Parkway, Skyline and GSB dated October 31, 2017.
"Disclosure Schedules" has the meaning set forth in Section 5.01.
"Dissenting Shares" has the meaning set forth in Section 2.04.
"DOL" means the United States Department of Labor.
"Effective Date" has the meaning set forth in Section 2.02.
"Effective Time" means the effective time of the Merger as defined in Section 2.02.
 "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" has the meaning set forth in Section 5.03(p)(iv).
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
"Exchange Agent" means Computershare, Inc.
"Exchange Fund" has the meaning set forth in Section 3.04(a).
 "FDIC" has the meaning set forth in Section 5.03(b).

"Fee" has the meaning set forth in Section 8.03(a).
 "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.
"Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
"GSB" has the meaning set forth in the preamble to this Agreement.
"GSB Audited Financial Statements" has the meaning set forth in Section 5.03(i).
 "GSB Board" means the Board of Directors of GSB.
"GSB Bylaws" means the Bylaws, as amended, of GSB.
"GSB Certificate" means the Articles of Incorporation, as amended, of GSB.
"GSB Common Stock" means the common stock, par value $5.00 per share, of GSB.
"GSB Disclosure Schedule" has the meaning set forth in Section 5.01.
 "GSB Meeting" has the meaning set forth in Section 6.02(a).
"GSB Unaudited Financial Statements" has the meaning set forth in Section 5.03(i).
"GSB Warrant" means each warrant to acquire shares of GSB Common Stock.
 "Indemnified Party" has the meaning set forth in Section 6.09(a).
 "Insurance Amount" has the meaning set forth in Section 6.09(b).
"Intellectual Property" has the meaning set forth in Section 5.03(cc).
"IRS" has the meaning set forth in Section 5.03(n)(ii).
"Knowledge" has the meaning set forth in Section 5.02.
"Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
"Loans" has the meaning set forth in Section 5.03(bb).

"Material Adverse Effect" means, with respect to Parkway or GSB, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of Parkway and its Subsidiaries taken as a whole or GSB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Parkway or GSB to perform its respective obligations under this Agreement or consummate the merger or seeks to enjoin the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities except to the extent that such changes have a disproportionate impact on Parkway or GSB, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on Parkway or GSB, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on Parkway or GSB, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of Parkway or GSB taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of Parkway or GSB to meet any internal financial forecasts or any earnings projections (whether made by Parkway or GSB or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.
"Material Contract" has the meaning set forth in Section 5.03(o).
"Merger" has the meaning set forth in Section 2.01(a).
"Merger Consideration" has the meaning set forth in Section 3.01(a).
"National Bank Act" means the National Bank Act, as amended, and the regulations of the OCC thereunder.
"NCBCA" means the North Carolina Business Corporation Act, as amended.
"New Certificate" has the meaning set forth in Section 3.04(a).
"OCC" means the Office of the Comptroller of the Currency.
"Old Certificate" has the meaning set forth in Section 3.04(a).
"Parkway" has the meaning set forth in the preamble to this Agreement.
"Parkway Board" means the Board of Directors of Parkway.

"Parkway Bylaws" means the Bylaws, as amended, of Parkway.
"Parkway Certificate" means the Articles of Incorporation, as amended, of Parkway.
"Parkway Common Stock" means the common stock, no par value, of Parkway.
"Parkway Disclosure Schedule" has the meaning set forth in Section 5.01.
"Parkway Financial Statements" has the meaning set forth in Section 5.04(k)(i).
"Parkway Meeting" has the meaning set forth in Section 6.02(b).
"Pension Plan" has the meaning set forth in Section 5.03(p)(ii).
"Person" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.
"Plan of Merger" means the Plan of Merger in the form hereof attached as Exhibit A.
"Previously Disclosed" by a party shall mean, with respect to GSB, information set forth in the GSB Disclosure Schedule corresponding to the section of this Agreement where such term is used, or, with respect to Parkway, any information contained in any of Parkway's SEC Documents or set forth in a section of the Parkway Disclosure Schedule corresponding to the section of this Agreement where such term is used.
"Property Lease" has the meaning set forth in Section 5.03(x).
"Proxy Statement" has the meaning set forth in Section 6.03(a).
"Registration Statement" has the meaning set forth in Section 6.03(a).
"Regulatory Authority" and "Regulatory Authorities" have the meaning set forth in Section 5.03(m)(i).
"Regulatory Communication" has the meaning set forth in Section 6.08(a).

"Rights" means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
"SEC" means the United States Securities and Exchange Commission.
"SEC Documents" means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with the SEC since December 31, 2015 by Parkway pursuant to the Securities Act or Exchange Act.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
"Significant Subsidiary" has the meaning ascribed to it in Rule 1-02(w) of Regulation S-X of the SEC.
"Skyline" has the meaning set forth in the preamble to this Agreement.
"Skyline Bylaws" means the Bylaws, as amended, of Skyline.
"Skyline Certificate" means the Articles of Association, as amended, of Skyline.
"Skyline Common Stock" has the meaning set forth in Section 5.04(f)(i).
"Subsidiary" has the meaning ascribed to it in Rule 1-02(x) of Regulation S-X of the SEC.
"Superior Proposal" has the meaning set forth in Section 8.01(h)(ii).
"Surviving Bank" has the meaning set forth in Section 2.01(a).
"Takeover Laws" has the meaning set forth in Section 6.07.
"Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.
 "Tax Return" means any return, amended return or other report (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
"VSCA" means the Virginia Stock Corporation Act, as amended.

ARTICLE II
 The Merger
2.01. The Merger.
(a) Subject to the terms and conditions hereinafter set forth, including the Plan of Merger substantially in the form attached as Exhibit A, at the Effective Time GSB shall merge with and into Skyline (the "Merger") under the laws of the United States and the State of North Carolina, and the separate corporate existence of GSB shall cease and Skyline shall survive and continue to exist as a national banking association organized under the laws of the United States.  Skyline, as the surviving bank in the Merger, is sometimes referred to herein as the "Surviving Bank."
(b) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective as of the date and time agreed to by Parkway and GSB (i) as specified in the articles of merger filed with the Secretary of State of the State of North Carolina relating to the Merger and (ii) upon the issuance of a certification of merger by the OCC relating to the Merger. The Merger shall have the effects as set forth in the National Bank Act and, to the extent applicable, the banking laws of the Commonwealth of Virginia and the State of North Carolina, the VSCA and the NCBCA.
(c) The national bank charter of Skyline, the Skyline Certificate and the Skyline Bylaws, as in effect immediately prior to the Effective Time, shall be the national bank charter, articles of association and bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.
(d) Prior to the Effective Time, Parkway agrees to (i) take all appropriate actions to adopt amendments to the Parkway Bylaws and Skyline Bylaws to increase the number of directors that may serve on the Parkway Board and the Skyline Board, respectively, to the extent necessary to accommodate the appointment of two non-executive officer directors of the GSB Board as directors of each of Parkway and Skyline at the Effective Time and (ii) cause such non-executive officer directors of the GSB Board to be appointed as directors of each of Parkway and Skyline at the Effective Time.  Parkway shall select the two individuals after consultation with GSB and subject to the satisfaction of all legal and governance requirements regarding service as a director of each of Parkway and Skyline.
(e) Parkway and Skyline, with written consent from GSB, may at any time prior to the Effective Time change the method of effecting the combination with GSB (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration or otherwise have a material adverse economic impact on holders of GSB Common Stock, (ii) adversely affect the tax-free treatment of the Merger to GSB's shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.
    2.02. Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on either (i) the fifth business day after the last of the conditions set forth in Article VII has been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of the parties to this Agreement, on the first business day of the month following the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing.  The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."
    2.03. Tax Consequences.  It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.
2.04. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of GSB Common Stock which is issued and outstanding immediately prior to the Effective Time the holder of which has perfected his or her right to appraisal under Article 13 of the NCBCA or other applicable law and has not effectively withdrawn or lost such right as of the Effective Date (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the NCBCA or other applicable law.  GSB shall give Parkway prompt written notice upon receipt by GSB of any such written demands for payment of the fair value of such shares of GSB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the NCBCA or other applicable law.  Any payments made in respect of Dissenting Shares shall be made by Parkway. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to appraisal and shall have delivered a properly completed letter of transmittal to the Exchange Agent, the Dissenting Shares held by such holder shall be converted into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

ARTICLE III
 Consideration; Exchange Procedures
    3.01. Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:
(a) Merger Consideration.  Subject to the limitations set forth in this Agreement, each issued and outstanding share of GSB Common Stock (other than (i) shares of GSB Common Stock owned by Parkway or any of its Subsidiaries other than shares held in a fiduciary capacity or as a result of debts previously contracted and (ii) Dissenting Shares) shall be converted into 1.21 shares of Parkway Common Stock. The shares of Parkway Common Stock to be issued to holders of GSB Common Stock under this Section 3.01(a), together with any cash in lieu of fractional shares of Parkway Common Stock to be paid pursuant to Section 3.03, are referred to as the "Merger Consideration."
(b) Outstanding Parkway Common Stock.  Each share of Parkway Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.
    3.02. Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of GSB Common Stock shall cease to be, and shall have no rights as, shareholders of GSB, other than to receive the Merger Consideration and any dividend or other distribution with respect to such GSB Common Stock with a record date occurring prior to the Effective Time.  After the Effective Time, there shall be no transfers on the stock transfer books of GSB, the Surviving Bank or Parkway of shares of GSB Common Stock.
    3.03. Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Parkway Common Stock will be issued in the Merger.  Parkway shall pay to each holder of GSB Common Stock who would otherwise be entitled to a fractional share of Parkway Common Stock pursuant to Section 3.01(a) (after taking into account all Old Certificates registered in the name of such holder or Book-Entry Shares held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Parkway Common Stock quoted on the OTC Markets Group's OTCQX tier for the ten (10) most recent trading days ending on and including the day preceding the Effective Date on which there were reported trades in Parkway Common Stock.
3.04. Exchange Procedures.
(a) At or prior to the Effective Time, Parkway shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of GSB Common Stock ("Old Certificates") and holders of non-certificated shares of GSB Common Stock ("Book-Entry Shares"), for exchange in accordance with this Article III, (i) certificates representing an aggregate number of shares of Parkway Common Stock or non-certificated shares of Parkway Common Stock necessary for issuance to holders of GSB Common Stock as provided in Section 3.01(a) (collectively, "New Certificates") and (ii) an amount of cash necessary for payments required by Section 3.03 (the "Exchange Fund").  The Exchange Fund will be distributed in accordance with the Exchange Agent's normal and customary procedures established in connection with merger transactions.
(b) As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that no Person shall have the right to receive the Merger Consideration until they deliver the Old Certificates, or a lost stock affidavit and indemnity in form reasonably satisfactory to the Exchange Agent, to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for the New Certificates that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article III and any cash in lieu of fractional shares.  Upon proper surrender of an Old Certificate or Book-Entry Shares (or delivery of a lost stock affidavit and indemnity) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Parkway Common Stock that such holder has the right to receive pursuant to Article III and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article III and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.
(c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of GSB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Parkway Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of GSB Common Stock converted in the Merger into the right to receive shares of such Parkway Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04.  After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parkway Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.
(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of GSB on the business day after the one-year anniversary of the Effective Date shall be paid to Parkway.  Any shareholders of GSB who have not theretofore complied with this Article III shall thereafter look only to Parkway for payment of the Merger Consideration and unpaid dividends and distributions on Parkway Common Stock deliverable in respect of each share of GSB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
    3.05. Warrants.
(a) With respect to any GSB Warrant that is exercised between the date hereof and the Effective Time, GSB shall use its reasonable best efforts to facilitate a payment of the exercise price of such GSB Warrant by the holder thereof through a cashless exercise of such GSB Warrant by withholding, from the shares of GSB Common Stock that would otherwise be delivered to the holder upon such exercise, shares of GSB Common Stock issuable upon exercise of the GSB Warrant equal in value to the aggregate exercise price as to which such GSB Warrant is so exercised based on the fair market value of GSB Common Stock (which fair market value shall be reasonably determined by the GSB Board) on the day on which such GSB Warrant is exercised; provided, that nothing herein shall require that holders of GSB Warrants pay the exercise price of their GSB Warrants by cashless exercise or restrict or prohibit a holder of a GSB Warrant, at his or her election, from exercising that GSB Warrant in accordance with its terms by paying the full exercise price in cash and receiving the full number of shares of GSB Common Stock covered thereby.
(b) At the Effective Time, each GSB Warrant that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire GSB Common Stock and shall automatically be converted without any action on the part of the holder thereof into the right to receive, at the election of the holder, either (i) $3.00 in cash (without interest) for each share of GSB Common Stock subject to such GSB Warrant or (ii) 0.25 shares of Parkway Common Stock.
    3.06. Withholding Rights.  Parkway or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of Parkway or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parkway or the Exchange Agent, as the case may be.
    3.07. Anti-Dilution Provisions. In the event Parkway changes (or establishes a record date for changing) the number of shares of common stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Parkway Common Stock or establishes a record date prior to the Effective Time with respect to any dividend or other distribution in respect of the Parkway Common Stock other than a cash dividend consistent with past practice, Parkway shall adjust the Merger Consideration proportionately to provide the holders of GSB Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE IV
 Actions Pending the Effective Time
    4.01. Forbearances of GSB.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, and except as required by applicable law or regulation, without the prior written consent of Parkway (which consent shall not be unreasonably withheld, delayed or conditioned), GSB will not, and GSB shall cause each of its Subsidiaries not to:
(a) Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact its assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $50,000 or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under this Agreement.
(b) Capital Stock. With the exception of issuances of shares of GSB Common Stock upon the exercise in accordance with their terms of GSB Warrants outstanding on the date of this Agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or agree to do any of the foregoing.

(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of GSB Common Stock, except for a one-time payment of an annual cash dividend consistent with past practice not to exceed $0.07 per share or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of GSB Common Stock (or obligations convertible into or exchangeable for any shares of capital stock).
(d) Compensation; Employment Agreements; Etc.  (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of it or its Subsidiaries, or (ii) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, or consultant, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, or consultant; except (A) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice and (B) individual cash bonus and cash incentive awards in the ordinary course of business consistent with past practice.
(e) Benefit Plans.  Except as may be required by the governing document of a benefit plan:
(i)
establish or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer or employee;

(ii)	take any action to fund or in any way secure the payment of compensation or benefits under any Compensation and Benefit Plans;
(iii )	enter into any collective-bargaining agreement;
(iv )	enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Compensation and Benefit Plan; or
(v)	grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards or any other Rights.
(f) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties, except (i) in the ordinary course of business consistent with past practices in amounts that do not exceed $25,000 individually or $50,000 in the aggregate, (ii) the sale for adequate value of property acquired in connection with the foreclosure or enforcement of a Lien securing a Loan or (iii) as permitted under Section 4.01(r).
(g) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.
(h) Governing Documents.  Amend its articles of incorporation or bylaws or similar governing documents of any Subsidiary.
(i) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law, GAAP or its Regulatory Authorities.
(j) Contracts.  Except in the ordinary course of business consistent with past practice, enter into, terminate or waive any material provisions of any Material Contract or amend or modify any of its existing Material Contracts.

(k) Claims.  Except in the ordinary course of business, settle any claim, action or proceeding against GSB that involves more than $20,000 or consent to any equitable remedy.
(l) Adverse Actions.  Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code or (ii) is intended to or is reasonably likely to (A) result in any of the conditions to the Merger set forth in Article VII not being satisfied, (B) be a material violation of any provision of this Agreement or (C) materially delay the consummation of or affect the ability of any party to consummate the transactions contemplated hereby.
(m) Risk Management.  Except as required by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(n) Indebtedness.  Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any capital contribution to, or investment in, any Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank of Atlanta, borrowings from the Federal Reserve Bank of Richmond discount window, sales of certificates of deposit and entering into repurchase agreements).
(o) Loans. (i) Make, renew or amend any loan or extension of credit (A) in an amount to any one borrower in excess of $1,000,000, which amount is understood to include any current outstanding principal balance to any such borrower, (B) that involves a participation or similar multi-lender arrangement or (C) that is outside the ordinary course of business, (ii) purchase any loan or extension of credit or (iii) make any material changes to its policies and practices with respect to underwriting, pricing, originating or servicing Loans, in each case except as required by any Regulatory Authority.  In the event Parkway's prior written consent is required for any of the actions described above, GSB shall notify Parkway of its intention to take such action at least two (2) business days in advance of its becoming committed to take such action, and, in the event that Parkway shall not have notified GSB that it objects to such action by 5:00 p.m. on the second business day following GSB's giving of such written notice, GSB may proceed with such action without Parkway's consent.
(p) New Lines of Business. Enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority.
(q) Investments.  Make any equity investment either by purchase of stock or other equity securities or securities convertible into an equity security or contributions to capital.
(r) Investment Portfolio.  Restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported. In the event Parkway's prior written consent is required for any of the actions described above, GSB shall notify Parkway of its intention to take such action at least two (2) business days in advance of taking such action, and, in the event that Parkway shall not have notified GSB that it objects to such action by 5:00 p.m. on the second business day following GSB's giving of such written notice, GSB may proceed with such action without Parkway's consent.
(s) Tax Returns.  File or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability.
(t) Regulatory Actions. Take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Authority or Governmental Authority required for the transactions contemplated hereby.
(u) Commitments.  Agree, commit, or adopt any resolutions to do any of the foregoing.

    4.02. Forbearances of Parkway and Skyline.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, and except as required by applicable law or regulation, without the prior written consent of GSB (which consent shall not be unreasonably withheld, delayed or conditioned), Parkway and Skyline will not, and Parkway and Skyline shall cause each of their Subsidiaries not to:
(a) Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact its assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under this Agreement.
(b) Governing Documents.  Amend their articles of incorporation, articles of association or bylaws or similar governing documents of any Subsidiary in a manner which would have a Material Adverse Effect on Parkway or Skyline or any of their Subsidiaries, GSB, the shareholders of GSB or the transactions contemplated by this Agreement.
(c) Adverse Actions.  Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code or (ii) is intended to or is reasonably likely to (A) result in any of the conditions to the Merger set forth in Article VII not being satisfied, (B) be a material violation of any provision of this Agreement or (C) materially delay the consummation of affect the ability of any party to consummate the transactions contemplated hereby.
(d) Regulatory Actions.  Take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Authority or Governmental Authority required for the transactions contemplated hereby.
(e) Risk Management.  Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, fail to follow its risk management policies or practices in any material respect.
(f) Commitments.  Agree, commit, or adopt any resolutions to do any of the foregoing.
ARTICLE V
 Representations and Warranties
    5.01. Disclosure Schedules.  On or prior to the date hereof, Parkway has delivered to GSB a schedule (the "Parkway Disclosure Schedule") and GSB has delivered to Parkway a schedule (the "GSB Disclosure Schedule," and collectively, the "Disclosure Schedules") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, to one or more of its forbearances contained in Article IV, or to one or more of its covenants contained in Article VI; provided, that (a) no such item is required to be set forth in the Disclosure Schedules as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 5.02, (b) the mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation, and (c) any disclosures made by GSB with respect to a paragraph of Section 5.03, or by Parkway or Skyline with respect to a paragraph of Section 5.04, shall be deemed to qualify any other paragraphs of Section 5.03 or 5.04, respectively, that is specifically referenced or cross-referenced in the Disclosure Schedules or to the extent it is reasonably apparent on the face of such section of the Disclosure Schedules (notwithstanding the absence of a specific cross reference) that such disclosure applies to such other paragraphs.  All of Parkway's and Skyline's representations, warranties and covenants contained in this Agreement are qualified by reference to the Parkway Disclosure Schedule, all of GSB's representations, warranties and covenants contained in this Agreement are qualified by reference to the GSB Disclosure Schedule, and none thereof shall be deemed to be untrue or breached as a result of effects arising from actions taken in compliance with a written request or consent of the other party.  Each representation, warranty and covenant of Parkway, Skyline and GSB shall refer to it and its subsidiaries unless the context clearly dictates that it not refer also to subsidiaries.
    5.02. Standard.  Except for the representations in Sections 5.03(a)(i), 5.03(c), 5.03(e), 5.03(f), 5.03(g)(ii)(B), 5.03(j), 5.04(a)(i), 5.04(b)(i), 5.04(b)(iii), 5.04(d), 5.04(f)(i), 5.04(g), 5.04(h), 5.04(i)(ii)(B) and 5.04(m) (each of which shall be true in all material respects), no representation or warranty of Parkway, Skyline or GSB contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect.
As used in this Agreement, references to the "knowledge" of either Parkway or Skyline, to either of Parkway's or Skyline's "knowledge," and to similar terms with respect to Parkway or Skyline, in each case mean the actual knowledge or conscious awareness of specified information by their officers, J. Allan Funk, Blake M. Edwards, Rebecca M. Melton, Mary D. Tabor and Rodney R. Halsey, and references to the "knowledge" of GSB, to GSB's "knowledge," and to similar with respect to GSB shall mean the actual knowledge or conscious awareness of specified information by its officers, C. Greg Edwards, Larry J. Farthing, and Ronald S. Pearson.

    5.03. Representations and Warranties of GSB.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, GSB hereby represents and warrants to Parkway:
(a) Organization and Standing.   GSB (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified.  True, complete and correct copies of the GSB Certificate and GSB Bylaws, as in effect on the date of this Agreement, have been made available to Parkway.
(b) Insured Deposit Accounts.  The deposit accounts of GSB are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
(c) Capitalization.
(i) The authorized capital stock of GSB consists of 15,000,000 shares of GSB Common Stock and 2,000,000 shares of GSB preferred stock.  As of the date hereof, 948,710 shares of GSB Common Stock are outstanding and no shares of GSB preferred stock are outstanding.
(ii) Except as set forth on Section 5.03(c) of the GSB Disclosure Schedule, GSB does not have and is not bound by any outstanding subscriptions, options, shares of restricted stock, restricted stock units, warrants, calls, commitments or agreements of any character or any Rights calling for the purchase or issuance of any shares of GSB Common Stock, GSB preferred stock or any other equity securities of GSB or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of GSB Common Stock, GSB preferred stock or other equity securities of GSB or any of its Subsidiaries.  Section 5.03(c) of the GSB Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding GSB Warrants or Rights, indicating with respect to each such warrant or Right the name of the holder thereof, the number and type of shares of GSB Common Stock subject to such warrant and the exercise price thereof.
(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of GSB having the right to vote on any matters on which its shareholders may vote are issued or outstanding.
(iv) The outstanding shares of GSB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).
(d) Subsidiaries.  Section 5.03(d) of the GSB Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary.  There are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities.  There are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities.
(i)
Section 5.03(d) of the GSB Disclosure Sets forth a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(ii)
 Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(e) Corporate Power.  GSB and its Subsidiaries have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets, have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and, subject to receipt of required approvals by the shareholders of GSB, to consummate the transactions contemplated hereby.
(f) Corporate Authority.  Subject to receipt of the requisite approval of this Agreement (including the Plan of Merger) by the holders of GSB's common stock under applicable law, the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of GSB.  Assuming due authorization, execution and delivery by Parkway and Skyline, this Agreement is a valid and legally binding obligation of GSB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).
(g) Consents and Approvals:  No Defaults.
(i)
Except for (A) the filing of applications, notices and waiver requests as applicable, with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Federal Reserve Act, the OCC under the National Bank Act, the Virginia Bureau of Financial Institutions and the North Carolina Commissioner of Banks, (B) the filing with the SEC of the Registration Statement and the Proxy Statement, (C) the filing of articles of merger with the Secretary of State of the State of North Carolina and a notice of consummation with the OCC, and the issuance of a certificate of merger by the OCC in connection with the Merger, (D) the receipt of approval of the shareholders of Parkway and GSB, and (E) such filings and approvals as are required to be made under "blue sky" laws, no consents or approvals of, or filings or registrations with, any Regulatory Authority or Governmental Authority or with any third party are required to be made or obtained by GSB or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or to consummate the Merger.  As of the date hereof, GSB has no knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii )
Subject to receipt of the approval of GSB's shareholders, regulatory approvals and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument to which GSB or any of its Subsidiaries is a party or by which GSB or any of its Subsidiaries or any of their properties or assets may be bound, (B) constitute a breach or violation of, or a default under its articles of incorporation or bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(h) No Brokers.  No action has been taken by GSB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for the fee to be paid to Performance Trust Capital Partners, LLC set forth on Section 5.03(h) of the GSB Disclosure Schedule.
(i) Financial Statements.
(i)
GSB has made available to Parkway (A) its audited balance sheets (including related notes and schedules) as of December 31, 2016 and December 31, 2015, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2016 and 2015 (the "GSB Audited Financial Statements"), and (B) the unaudited balance sheet and income statement of GSB as of and for the nine months ended September 30, 2017 and the unaudited balance sheet and income statement of GSB as of and for the year ended December 31, 2017 (the "GSB Unaudited Financial Statements").

The GSB Audited Financial Statements (1) have been prepared from the books and records of GSB, (2) fairly present in all material respects the results of operations, cash flows, changes in shareholders' equity and financial position of GSB for the respective years or as of the respective dates therein set forth, and (3) have been prepared in accordance with GAAP consistently applied, except, in each case, as indicated in such statements or in the notes thereto.
The GSB Unaudited Financial Statements have been prepared from the books and records of GSB, and contain all material recurring entries normally applied during the periods covered thereby.

The books and records of GSB have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Brown, Edwards & Company, L.L.P. has served as independent auditors for GSB for all periods; such firm has not resigned or been dismissed as independent auditors of GSB as a result of or in connection with any disagreements with GSB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)
GSB has no material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (A) those liabilities that are reflected or reserved against on the GSB Audited Financial Statements or GSB Unaudited Financial Statements (including any notes thereto) or (B) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016, including, without limitation, all deposits, letters of credit and unfunded loan commitments or credit lines.

(iii )
To GSB's knowledge, (A) neither it nor or any director, officer, auditor, accountant or representative of GSB has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GSB or its internal accounting controls, including any material complaint, allegation, assertion or claim that GSB has engaged in questionable accounting or auditing practices, and (B) no attorney representing GSB, whether or not employed by GSB, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by GSB or any of its officers, directors, employees or agents to the GSB Board or any committee thereof or to any director or officer of GSB.

(j) No Adverse Change.  Since December 31, 2016, GSB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that individually or taken together with all other facts, circumstances and events has had, or is reasonably likely to have, a Material Adverse Effect with respect to GSB.
(k) Opinion.  Before the execution of this Agreement, the GSB Board has received an opinion from Performance Trust Capital Partners, LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the common shareholders of GSB from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.
(l) Litigation.  No litigation, claim or other proceeding before any court or Governmental Authority is pending against GSB or any of its Subsidiaries and, to GSB's knowledge, no such litigation, claim or other proceeding has been threatened.
(m) Reports; Regulatory Matters.
(i)
GSB and each of its Subsidiaries have timely filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (individually, a "Regulatory Authority," and collectively, the "Regulatory Authorities") and each other applicable Governmental Authority, and all other reports and statements required to be filed by them since December 31, 2013, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Authorities, and have paid all fees and assessments due and payable in connection therewith.

(ii)
Neither GSB nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority that has had, or that is reasonably expected to have, a Material Adverse Effect on GSB.

(iii)
Neither GSB nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(n) Compliance with Laws.  GSB and each of its Subsidiaries:
(i)
is in compliance with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Consumer Financial Protection Act of 2010, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and federal and state privacy laws and regulations, including without limitation, those set forth in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder;

(ii)
is in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act, the U.S.A. PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the U.S.A. PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the U.S.A. PATRIOT Act and the regulations thereunder, has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the Internal Revenue Service ("IRS") and has timely filed all Suspicious Activity Reports required to be filed by it;

(iii )
has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GSB's knowledge, no suspension or cancellation of any of them is threatened; and

(iv)
has not received, since December 31, 2013, any notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to GSB's knowledge, do any grounds for any of the foregoing exist).

(o) Material Contracts; Defaults.  Except for this Agreement, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (collectively, "Material Contracts"), (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision), (iii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per year (other than any such contracts which are terminable by it or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice), (iv) that relates to the incurrence of indebtedness by it or any of its Subsidiaries (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta or the Federal Reserve Bank of Richmond discount window, securities sold under agreements to repurchase, and trade payables, in each case incurred in the ordinary course of business consistent with past practice), (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of it or its Subsidiaries, (vi) that involves the purchase or sale of assets with a purchase price of $25,000 or more in any single case or $50,000 or more in all such cases (other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice) or (vii) that is with respect to, or otherwise commits it or any of its Subsidiaries to do, any of the foregoing.  Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(p) Employee Benefit Plans.
(i)
Section 5.03(p)(i) of the GSB Disclosure Schedule sets forth a complete and accurate list of each Compensation and Benefit Plan of GSB and its Subsidiaries. Neither GSB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii)
The written terms of each Compensation and Benefit Plan of GSB and its Subsidiaries comply in all material respects, and, to the knowledge of GSB, each such Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter.  GSB has no knowledge of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of GSB, threatened legal action, suit or claim relating to its Compensation and Benefit Plans other than routine claims for benefits.  Neither it nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)
Each Compensation and Benefit Plan of GSB and its Subsidiaries is in writing.  With respect to each Compensation and Benefit Plan, it has made available to Parkway the following: (1) all documents embodying such Compensation and Benefit Plan and any related trust; (2) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (3) the three most recent annual actuarial valuations, if any, (4) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (5) all IRS or DOL determination, opinion, notification, and advisory letters, (6) all material correspondence to or from any Governmental Authority sent or received in the last three years, including filings relating to any amnesty, voluntary compliance, self-correction or similar program sponsored by the IRS, DOL, or other Governmental Authority, (7) all discrimination and top-heavy tests for the most recent three plan years for each Pension Plan, (8) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreement, group annuity contracts, and group insurance contracts, (9) any documentation relating to outstanding loans with respect to any Compensation and Benefit Plan, and participant loans, and (10) all fidelity bond and fiduciary liability insurance policies.

(iv)
No liability  under Title IV of ERISA has been or is expected to be incurred by GSB or any of its Subsidiaries with respect to any "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, including such a plan of any entity (an "ERISA Affiliate") which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code Neither GSB, any of its Subsidiaries nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA or has sponsored or has been obligated to contribute to a plan subject to Section 412 of the Code.

(v)	All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on its financial statements.
(vi )
Neither GSB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by it or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits.

(vii)
Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any employee, consultant or director of GSB to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan, except as identified on Section 5.03(p) of the GSB Disclosure Schedule.

(viii)
As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither GSB nor any of its Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(ix)
Neither GSB nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure or documentary failure under Section 409A of the Code or that would reasonably be expected to subject it or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

(x)
Neither GSB nor any of its Subsidiaries has used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any Compensation and Benefit Plan or the imposition of penalties or payment of additional Taxes, including excise Taxes, or the requirement to make additional contributions with respect to any Compensation and Benefit Plan by the Internal Revenue Service or the DOL.

(q) Labor Matters. Neither GSB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is GSB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving GSB or any of its Subsidiaries pending or, to GSB's knowledge, threatened, nor does GSB have knowledge of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(r) Takeover Laws. GSB is not subject to the North Carolina Shareholder Protection Act or the North Carolina Control Share Acquisition Act or, to its knowledge, any other Takeover Laws.
(s) Environmental Matters. To GSB's knowledge, neither the conduct nor operation by it or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to GSB's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To GSB's knowledge, neither it nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

(t) Tax Matters. All Tax Returns that are required to be filed by or with respect to GSB and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full.  No Taxes are being contested. All such Tax Returns were correct and complete in all material respects. All assessments for Taxes due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon GSB or any of its Subsidiaries. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of GSB or any of its Subsidiaries. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect.
(u) Risk Management Instruments. Neither GSB nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of a Subsidiary or customers.
(v) Books and Records. The books and records of GSB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.
(w) Insurance. Section 5.03(w) of the GSB Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by GSB or its Subsidiaries. GSB and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as GSB's management reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect.  Neither GSB nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
(x) Property. Section 5.03(x) of the GSB Disclosure Schedule sets forth, with respect to GSB or its Subsidiaries (i) a list of each personal property lease involving annual payments in excess of $1,000 to which it or a Subsidiary is a party and (ii) a list of each parcel of real property leased by it or a Subsidiary together with the current annual rent (each, a "Property Lease").  Each Property Lease is valid and binding and is in full force and effect.  GSB or its Subsidiaries as applicable have performed, in all material respects, all obligations required to be performed by it to date under each Property Lease.  GSB and its Subsidiaries are not in material default under any Property Lease.
(y) Securitizations.  GSB is not a party to any agreement securitizing any of its assets.
(z) Reorganization; Approvals.  As of the date of this Agreement, GSB has no knowledge of any fact, condition or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code and knows of no reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
(aa) Disaster Recovery and Business Continuity.  GSB has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect its customers, assets, or employees.  To the GSB's knowledge, such program ensures that it can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council and the FDIC.

(bb) Loan Portfolio.
(i)
Section 5.03(bb) of the GSB Disclosure Schedule sets forth, as of February 20, 2018, with respect to GSB or any of its Subsidiaries, (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to it (collectively, "Loans"), other than "nonaccrual" Loans, (ii) the aggregate outstanding principal amount of all "nonaccrual" Loans, (iii) a summary of all Loans designated as of such date by it as "Special Mention", "Substandard", "Doubtful", "Loss" or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of it that is classified as "Other Real Estate Owned" and the book value thereof.

(ii)
To GSB's knowledge, each Loan of GSB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to it and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity, which would in certain circumstances limit or delay enforceability of the obligor).  All Loans originated by GSB, and all such Loans purchased by GSB, were made or purchased in accordance with GSB's standard lending policies and procedures.  All such Loans (and any related guarantees) and payments due thereunder are, and on the closing of the Merger will be, free and clear of any Lien (other than Liens on Loans held by the Federal Home Loan Bank of Atlanta to secure borrowings by GSB), and GSB has complied in all material respects, and on the closing of the Merger will have complied in all material respects, with all laws and regulations relating to such Loans.

(cc) Intellectual Property.  GSB owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with its Intellectual Property have been paid.  GSB's use of any Intellectual Property does not, to its knowledge, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which it acquired the right to use any Intellectual Property.  To GSB's knowledge, no Person is challenging, infringing on or otherwise violating its right with respect to any Intellectual Property.  GSB has not received any notice of any pending claim with respect to any Intellectual Property and, to its knowledge no Intellectual Property is being used or enforced in a manner that would result in its abandonment, cancellation or unenforceability.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided, that the term Intellectual Property shall not include click-wrap, click-through or shrink wrap licenses or other similar non-exclusive licenses for commercial off-the-shelf or generally available software,
(dd) Information Systems and Security.
(i)
GSB, and to GSB's knowledge each third-party vendor to it, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of GSB ("Computer Systems"), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To GSB's knowledge it has not suffered a material security incident or material breach with respect to its data or Computer Systems any part of which occurred since December 31, 2013.

(ii)
To GSB's knowledge, its Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. GSB has not experienced since December 31, 2013 any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. GSB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

    5.04  Representations and Warranties of Parkway and Skyline.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Parkway and Skyline hereby represent and warrant to GSB:
(a) Organization and Standing.  Parkway is (i) a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) duly licensed or qualified to do business and in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, and (iii) duly registered as a bank holding company under the BHC Act.  True, complete and correct copies of the Parkway Certificate and Parkway Bylaws have been made available to GSB.
(b) Subsidiary Bank Formation.   Skyline (i) is a national banking association duly formed under the laws of the United States, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.  True, complete and correct copies of the Skyline Certificate and Skyline Bylaws have been made available to GSB.
(c) Insured Deposit Accounts.  The deposit accounts of Skyline are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
(d) Parkway Capitalization.
(i)   The authorized capital stock of Parkway consists of 25,000,000 shares of Parkway Common Stock and 5,000,000 shares of Parkway preferred stock.  As of the date hereof, 5,021,376 shares of Parkway Common Stock are outstanding and no shares of Parkway preferred stock are outstanding.
(ii)   Parkway does not have and is not bound by any outstanding subscriptions, options, shares of restricted stock, restricted stock units, warrants, calls, commitments or agreements of any character or any Rights calling for the purchase or issuance of any shares of Parkway Common Stock, Parkway preferred stock or any other equity securities of Parkway or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Parkway Common Stock, Parkway preferred stock or other equity securities of Parkway or any of its Subsidiaries.
(iii)	As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parkway having the right to vote on any matters on which its shareholders may vote are issued or outstanding.
(iv )
The outstanding shares of Parkway Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(e) Subsidiaries.  Section 5.04(e) of the Parkway Disclosure Schedule sets forth a list of all of Parkway's and Skyline's Subsidiaries together with the jurisdiction of organization of each such Subsidiary.  Parkway and Skyline own, beneficially and of record, all outstanding shares of the equity securities of, or the membership interests or other equity interests in, each of their respective Subsidiaries, free and clear of any Liens.  There are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities.  There are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities.
(i)
Section 5.04(e) of the Parkway Disclosure Schedule sets forth a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that Parkway or Skyline beneficially owns, directly or indirectly, as of the date hereof.

(ii)
Each of Parkway's and Skyline's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(f) Subsidiary Bank Shares.
(i)
The authorized capital stock of Skyline consists of 429,742 shares of common stock, par value $1.25 per share ("Skyline Common Stock").  As of the date hereof, 429,742 shares of Skyline Common Stock are outstanding.

(ii)
All of the issued and outstanding shares of capital stock of Skyline are owned, beneficially and of record, by Parkway free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Skyline does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character or any Rights calling for the purchase or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock.

(iii)	As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Skyline having the right to vote on any matters on which its shareholders may vote are issued or outstanding.
(iv)
The outstanding shares of Skyline Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(g) Corporate Power.  Parkway, Skyline and each of their Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the shareholders of Parkway, to consummate the transactions contemplated hereby.
(h) Corporate Authority.  Subject to receipt of the requisite approval of this Agreement (including the Plan of Merger) by the holders of Parkway's common stock under applicable law, the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parkway and Skyline.  Assuming due authorization, execution and delivery by GSB, this Agreement is a valid and legally binding obligation of each of Parkway and Skyline enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).
(i) Consents and Approvals:  No Defaults.
(i)
 Except for (A) the filing of applications, notices and waiver requests as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act and the Federal Reserve Act, the OCC under the National Bank Act, the Virginia Bureau of Financial Institutions and the North Carolina Commissioner of Banks, (B) the filing with the SEC of the Registration Statement and the Proxy Statement, (C) the filing of articles of merger with the Secretary of State of the State of North Carolina and a notice of consummation with the OCC, and the issuance of a certificate of merger by the OCC in connection with the Merger, (D) the receipt of approval of the shareholders of Parkway and GSB, and (E) such filings and approvals as are required to be made under "blue sky" laws, no consents or approvals of, or filings or registrations with, any Regulatory Authority or Governmental Authority or with any third party are required to be made or obtained by Parkway, Skyline or any of their Subsidiaries in connection with the execution, delivery or performance of this Agreement or to consummate the Merger.  As of the date hereof, neither Parkway nor Skyline has knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)
Subject to receipt of approval of Parkway's shareholders, regulatory approvals and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument to which Parkway, Skyline or any of their Subsidiaries is a party or by which Parkway, Skyline or any of their Subsidiaries or any of their properties or assets may be bound, (B) constitute a breach or violation of, or a default under either of their articles of incorporation or Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(j) No Brokers.  No action has been taken by Parkway or Skyline that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for the fee to be paid to Raymond James & Associates, Inc.

(k) Financial Statements.
(i)
The financial statements of Parkway included in Parkway's SEC Documents (the "Parkway Financial Statements") (A) have been prepared from, and are in accordance with the books and records of Parkway, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Parkway for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parkway have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Elliott Davis Decosimo PLLC has served as independent registered public accountant for Parkway for all of 2015 and 2016; such firm has not resigned or been dismissed as independent public accountant of Parkway as a result of or in connection with any disagreements with Parkway on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii )
Neither Parkway nor Skyline has no material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (A) those liabilities that are reflected or reserved against on the Parkway Financial Statements (including any notes thereto) or (B) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016, including, without limitation, all deposits, letters of credit and unfunded loan commitments or credit lines.

(iii)
Parkway maintains disclosure controls and procedures as required by and defined in the SEC's Rule 15d-15 under the Exchange Act which are reviewed quarterly by Parkway's management, including its officers who serve or are deemed to serve as its principal executive officer and principal financial officer, and which are designed to ensure that information required to be disclosed by Parkway in reports it files with or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported as and when required in the SEC's rules and communicated to Parkway's management as appropriate to allow timely decisions regarding required disclosure.

(iv)
Parkway and Skyline maintain internal control over financial reporting as required by and defined in the SEC's Rule 15d-15 under the Exchange Act which provides reasonable assurance regarding the reliability of Parkway's financial reporting and the preparation of its consolidated financial statements in accordance with GAAP.

(v)
To Parkway's knowledge, (A) neither it nor or any director, officer, auditor, accountant or representative of Parkway has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parkway or Skyline or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parkway or Skyline has engaged in questionable accounting or auditing practices, and (B) no attorney representing Parkway or Skyline, whether or not employed by Parkway or Skyline, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parkway or any of its officers, directors, employees or agents to the Parkway Board or any committee thereof or to any director or officer of Skyline.

(l) SEC Reports. Parkway's SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Documents filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parkway has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(m) No Adverse Change.  Since December 31, 2016, Parkway, Skyline and each of their Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that individually or taken together with all other facts, circumstances and events has had, or is reasonably likely to have, a Material Adverse Effect with respect to Parkway.
(n) Litigation.  No litigation, claim or other proceeding before any court, Regulatory Authority or Governmental Authority is pending against Parkway, Skyline or any of their Subsidiaries and, to Parkway's knowledge, no such litigation, claim or other proceeding has been threatened.
(o) Reports; Regulatory Matters.
(i)
Parkway, Skyline and each of their Subsidiaries have timely filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with any Regulatory Authority and each other applicable Governmental Authority, and all other reports and statements required to be filed by them since December 31, 2013, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Authorities, and have paid all fees and assessments due and payable in connection therewith.

(ii)
Neither Parkway, Skyline nor any of their Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(iii)
Neither Parkway. Skyline nor any of their Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(p) Compliance with Laws.  Parkway, Skyline and each of their Subsidiaries:
(i)
is in compliance with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Consumer Financial Protection Act of 2010, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and any federal and state privacy laws and regulations, including without limitation, those set forth in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder;

(ii)
is in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act, the U.S.A. PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the U.S.A. PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the U.S.A. PATRIOT Act and the regulations thereunder, has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS and has timely filed all Suspicious Activity Reports required to be filed by it;

(iii)
has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parkway's and Skyline's knowledge, no suspension or cancellation of any of them is threatened; and

(iv)
has not received, since December 31, 2013, any notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Parkway's or Skyline's knowledge, do any grounds for any of the foregoing exist).

(q) Employee Benefit Plans.
(i)
The written terms of each Compensation and Benefit Plan of Parkway and Skyline comply in all material respects, and each of their Compensation and Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.

(ii)
Each Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter.  Neither Parkway nor Skyline has knowledge of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.

(iii)
There is no material pending or threatened legal action, suit or claim relating to any Compensation and Benefit Plan of Parkway or Skyline other than routine claims for benefits. Neither of them nor any of their Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject either of them or any of their Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(r) Tax Matters. All Tax Returns that are required to be filed by or with respect to Parkway, Skyline and their Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Parkway's consolidated financial statements as of December 31, 2016. All assessments for Taxes due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon either of them or any of their Subsidiaries. Neither of them nor any of their Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect.
(s) Books and Records. The books and records of Parkway, Skyline and their Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.
(t) Takeover Laws. Neither Parkway nor Skyline has taken any action that would cause this Agreement and the transactions contemplated hereby to be subject to the requirements of the North Carolina Shareholder Protection Act, the North Carolina Control Share Acquisition Act or, to its knowledge, any other Takeover Laws.
(u) Reorganization; Approvals.  As of the date of this Agreement, neither Parkway nor Skyline has knowledge of any fact, condition or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or any reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
(v) Information Systems and Security.
(i)
Parkway, Skyline and, to their knowledge, each third-party vendor to Parkway and Skyline has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through Computer Systems maintained by or on behalf of Parkway or Skyline, and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To Parkway's knowledge, neither Parkway nor Skyline has suffered a material security incident or material breach with respect to its data or Computer Systems any part of which occurred since December 31, 2013.

(ii)
To Parkway's knowledge, Parkway's and Skyline's Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither Parkway nor Skyline has experienced since December 31, 2013 any material disruption to, or material interruption in, conduct of their business attributable to a defect, breakdown, bug or other deficiency of their Computer Systems. Parkway and Skyline have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their business without material disruption to, or material interruption in, the conduct of their business.

ARTICLE VI
Covenants

    6.01 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Parkway, Skyline and GSB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02 Shareholder Approvals.
(a) GSB agrees to take, in accordance with applicable law and the GSB Certificate and the GSB Bylaws, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by GSB's shareholders for consummation of the Merger (the "GSB Meeting"), as promptly as practicable after the Registration Statement is declared effective.  The GSB Board has unanimously approved and will recommend that the GSB shareholders approve the Agreement and the transactions contemplated hereby; provided, that the GSB Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if the GSB Board has received and recommended (or submitted to shareholders) a Superior Proposal in accordance with Sections 6.06 and 8.01(h) and determined in good faith, after consultation with outside counsel and financial advisers, that failure to pursue such Superior Proposal would be more likely than not to result in a violation of its fiduciary duties under applicable law.
(b) Parkway agrees to take, in accordance with applicable law and the Parkway Certificate and the Parkway Bylaws, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Parkway's shareholders for consummation of the Merger (the "Parkway Meeting"), as promptly as practicable after the Registration Statement is declared effective and to use its reasonable best efforts to obtain shareholder approval of the Agreement and the transactions contemplated hereby. The Parkway Board has unanimously approved and will recommend that Parkway's shareholders approve the Agreement and the transactions contemplated hereby; provided, that the Parkway Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if there has been a Material Adverse Effect with respect to GSB and the Parkway Board has determined in good faith, after consultation with outside counsel, that, as a result of such Material Adverse Effect, the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be more likely than not to result in a violation of its fiduciary duties under applicable law.
(c) GSB and Parkway shall use their reasonable best efforts to hold their respective shareholder meetings on the same day.
6.03 Registration Statement.
(a) Parkway agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by Parkway with the SEC in connection with the issuance of Parkway Common Stock in the Merger including the prospectus of Parkway and joint proxy solicitation materials of Parkway and GSB constituting a part thereof (the "Proxy Statement") and all related documents.  GSB and Parkway agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and their counsel and accountants in the preparation of the Registration Statement and the Proxy Statement.  Parkway agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable.  Parkway agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  Parkway also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.  Each of Parkway and GSB agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parkway to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  GSB shall have the right to review and consult with Parkway and approve the form of, and any characterization of such information included in, the Registration Statement, and any amendment or supplement thereto, prior to its being filed with the SEC.
(b) Each of GSB and Parkway agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the GSB Meeting or the Parkway Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.  Each of GSB, Parkway and Skyline further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.
(c) Parkway agrees to advise GSB, promptly after Parkway receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parkway Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any comments or correspondence from the SEC regarding, or request by the SEC for the amendment or supplement of, the Registration Statement or for additional information.

    6.04 Press Releases.  Each of GSB, Parkway and Skyline agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation.  GSB, Parkway and Skyline each agree to provide to the other parties a copy of any press release or written statement that it proposes to make or distribute and allow the other parties reasonable time to comment thereon in advance of the issuance thereof.

    6.05    Access; Information

(a) Each of GSB, Parkway and Skyline agrees that upon reasonable notice it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records, Tax Returns, work papers of independent auditors, properties, personnel and such other information as the other party may reasonably request and, during such period, it shall furnish promptly to such other party all other information concerning its business, properties and personnel as the other may reasonably request.  Neither Parkway or its Subsidiaries nor GSB or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Parkway, GSB or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation.
(b) Each party shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the Confidentiality Agreement, which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.
        (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.
        (d) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.
    6.06 Acquisition Proposals.
        (a) GSB agrees that it shall not, and shall use its reasonable best efforts to cause its affiliates, officers, directors, agents, advisors and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) not to, solicit, initiate or encourage (including by way of furnishing information or assistance) inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any Person relating to, or to take any other action designed to facilitate or that is likely to lead to, any Acquisition Proposal.  GSB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parkway with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.  GSB will immediately (within two business days) inform Parkway of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of GSB or any merger, change or control or other business combination involving GSB.
        (b) Notwithstanding the foregoing, if, at any time before the GSB Meeting, the GSB Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, GSB may, in response to an unsolicited, bona fide written Acquisition Proposal that did not otherwise result from a breach of this Section 6.06 and that the GSB Board determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes or is reasonably likely to constitute a Superior Proposal, (i) furnish non-public information with respect to GSB to the Person who made such Acquisition Proposal if GSB receives from such person or entity an executed confidentiality agreement on terms materially no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with GSB and (ii) participate in negotiations regarding such Acquisition Proposal.
    6.07 Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws") and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

6.08 Regulatory Applications.
(a) Parkway, Skyline and GSB and their respective Subsidiaries shall cooperate and use their reasonable best efforts (i) to prepare as soon as reasonably practicable all documentation and to effect all filings with Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted by a Regulatory Authority or a Governmental Authority with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that Parkway shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.01(b).  Each of Parkway and GSB shall have the right to review in advance all material written information submitted to any third party, Regulatory Authority or Governmental Authority in connection with the transactions contemplated by this Agreement.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Regulatory Authority or a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority or a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a "Regulatory Communication").  Upon the receipt of a Regulatory Communication, Parkway shall, to the extent permitted by applicable law (i) promptly advise GSB, (ii) provide GSB with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority or Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide GSB with the opportunity to participate in any meetings or substantive telephone conversations that Parkway may have from time to time with any Regulatory Authority or Governmental Authority with respect to the transactions contemplated by this Agreement.
(a) Each party agrees, upon request, unless prohibited by applicable law, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority or Governmental Authority.
6.09 Indemnification.
(a) Following the Effective Date Parkway shall indemnify, defend and hold harmless the present directors, officers and employees of GSB and its Subsidiaries (for purposes of this Section 6.09(a), each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that GSB is permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of North Carolina, the GSB Certificate, the GSB Bylaws and any Previously Disclosed agreement or arrangement in effect on the date hereof.
(b) For a period of six (6) years from the Effective Time, Parkway shall maintain, or shall cause Skyline to maintain, in effect GSB's existing directors' and officers' liability insurance policy (provided that Parkway or Skyline may substitute therefor (i) policies providing at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous, or (ii) with the consent of GSB given prior to the Effective Time, any other policy) insuring GSB's directors and officers against claims arising from facts or events which occurred prior to the Effective Time and covering GSB's directors and officers who are covered by GSB's current policy; provided, that in no event shall Parkway be required to expend more than 200% of the current annual premium paid by GSB (the "Insurance Amount") to maintain or procure its current directors and officers insurance coverage; provided, further, that if Parkway is unable to maintain or obtain the insurance called for by this Section 6.09(b) for an amount equal to or less than the Insurance Amount, Parkway shall obtain as much comparable insurance as is available for the Insurance Amount and, if such extended coverage under GSB's existing directors' and officers' liability insurance policy or another policy is not available for six (6) years, Parkway and Skyline shall maintain such coverage for the maximum lesser period as shall be available; provided, further, that officers and directors of GSB or any Subsidiary may be required to make application and provide customary representations and warranties to Parkway's insurance carrier for the purpose of obtaining such insurance.
(c) For purposes of this Section 6.09 in the event any claim is asserted within the six (6) year period after the Effective Time, all such rights in respect of any such claim shall continue until disposition thereof and the Indemnified Party shall be entitled to advancement of expenses within five (5) business days following receipt of any such claim involving such Indemnified Party.
(d) Any Indemnified Party wishing to claim indemnification under Section 6.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parkway thereof; provided, that the failure so to notify shall not affect the obligations of Parkway under Section 6.09(a) unless and only to the extent that Parkway is actually prejudiced as a result of such failure.

(e) If Parkway or any of its successors or assigns shall merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Parkway shall assume the obligations set forth in this Section 6.09.
(f) The provisions of this Section 6.09 (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by statute, agreement or otherwise.
6.10 Benefit Plans.
(a) At the Effective Date and during the remainder of the calendar year in which the Effective Date occurs Parkway shall either (i) maintain the group health insurance, group term life insurance and group term disability insurance plans in effect prior to the Effective Date, respectively, for employees of GSB and its Subsidiaries or (ii) with respect to the provision of welfare benefits, provide any such benefits under a single plan or substantially similar (as between similarly situated employees and their dependents of GSB and its Subsidiaries) plans, with respect to each type of group welfare benefit offered by Parkway.  Beginning with the first calendar year that begins after the Effective Date, with respect to the provision of welfare benefits, any such benefits will be provided under a single plan or substantially similar (as between similarly situated employees and their dependents of GSB and its Subsidiaries) plans, with respect to each type of group welfare benefit offered by Parkway.

(b) All employees of GSB and its Subsidiaries who become employees of Parkway or Skyline at the Effective Time shall receive credit for years of service with GSB and its Subsidiaries prior to the Effective Date for purposes of eligibility and vesting (including vacation or paid time off accrual), but, except as required by law, not for purposes of benefit accrual or allocation of contributions, under Parkway's employee benefit plans to the extent such employees participate in such employee benefit plans.

(c) Parkway agrees that each employee of GSB and its Subsidiaries who is involuntarily terminated by Parkway or Skyline (other than for cause) on or within six (6) months after the Effective Date, shall receive (i) a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service (with credit for partial years of service) with a minimum payment equal to four weeks and a maximum equal to twenty-six (26) weeks of base pay; and (ii) an employer subsidy towards such employee's COBRA premium payments incurred during that number of full or partial months on which the employee's severance payment under Section 6.10(c)(i) is based, so that such employee's COBRA premium payments for those months shall be equal to the premium payment paid by such employee immediately prior to termination.  Notwithstanding the foregoing, employees with individual agreements that provide for payment of severance or COBRA reimbursement under certain circumstances will be paid severance and COBRA reimbursement only in accordance with such agreements.

(d) Prior to the Effective Time, GSB shall one hundred percent vest all accrued benefits provided under the 401(k) plan for employees of GSB and its Subsidiaries and take action to terminate such plan, subject to consummation of the Merger.  Parkway and its Subsidiaries shall take all steps reasonably necessary to offer participation in the 401(k) plan for employees of Parkway and its Subsidiaries to employees of GSB and its Subsidiaries, with such participation to be effective as soon as practicable following the Effective Time.  Prior to the Effective Time, if and as requested by Parkway, GSB shall take all reasonable action to amend, freeze or terminate any other Compensation and Benefit Plans as of the Effective Time, subject to consummation of the transactions contemplated by this Agreement. As successor to GSB, Parkway and Skyline agree that, as of the Effective Time, they will assume the duties of GSB with respect to completion of the termination and liquidation of GSB's 401(k) plan, including duties relating to filings with the Internal Revenue Service and or Department of Labor relating to that plan (provided that Parkway and Skyline shall choose in their discretion whether to file for a determination letter with respect to the termination). Following completion of the termination and final liquidation of GSB's 401(k) plan and the distributions to GSB's former employees of the assets credited to their respective accounts under that plan, those former employees who remain employed by Parkway or Skyline at that time may roll-over their distributions to their plan accounts under Parkway's 401(k) plan, subject to and in accordance with the terms of that plan.

(e) (i) Prior to the Effective Time, GSB shall take all steps necessary to terminate the employment agreements listed in Section 6.10(e)(i) of the GSB Disclosure Schedule immediately preceding the Effective Time; (ii) prior to the Effective Time, GSB shall take all steps necessary to obtain from each of the individuals listed in Section 6.10(e)(ii) of the GSB Disclosure Schedule (x) a general release, in a form acceptable to Parkway, acting reasonably, associated with each individual's respective employment prior to the Effective Date, and, (y) if requested by Parkway, a non-competition, non-solicitation, and confidentiality agreement, in a form acceptable to Parkway, acting reasonably; and (iii) subject to the receipt of the general releases and the expiration of applicable revocation periods with respect thereto and, if applicable, the non-competition, non-solicitation, and confidentiality agreement set forth in clause (ii), at the Effective Time the individuals listed on Section 6.10(e)(iii) of the GSB Disclosure Schedule shall receive in a lump sum, net of applicable tax withholdings, a cash amount which (x) is equal to the payments in Section 8(a) of the employment agreements listed in Section 6.10(e)(i) of the GSB Disclosure Schedule and (y) is set forth on Section 6.10(e)(iii) of the GSB Disclosure Schedule.

(f)	As of the date hereof, Parkway has entered into an employment agreement, which will become effective as of the Effective Time, with C. Greg Edwards.

(g)
At or prior to the Effective Time, GSB shall make a retirement payment, in accordance with its retirement policy in effect as of the date hereof and as set forth on Section 6.10(g) of the GSB Disclosure Schedule, to each of the non-executive directors serving on the GSB Board at the Effective Time who is not appointed to the Parkway Board as of the Effective Time.

    6.11 Notification of Certain Matters.  Each of GSB and Parkway shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, not taking into account the standard set forth in Section 5.02.
    6.12 Compliance with Laws.  GSB, Parkway and their respective Subsidiaries shall comply in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them or to their employees and will not take any action after the Effective Time that would cause the Merger to fail to qualify as a reorganization, within the meaning of Section 368(a) of the Code.
ARTICLE VII
 Conditions to Consummation of the Merger
    7.01 Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party to consummate the Merger is subject to the fulfillment prior to the Effective Time of each of the following conditions:
(a) Shareholder Approval.  This Agreement and any other matters required to be approved by GSB's shareholders and Parkway's shareholders for consummation of the Merger shall have been duly approved by the requisite vote of their respective shareholders.
(b) Regulatory Approvals.  All approvals of Regulatory Authorities and Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the Parkway Board reasonably determines in good faith would have a Material Adverse Effect on Parkway and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination.
(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(e) Federal Tax Opinion. Parkway and GSB shall have received an opinion of Williams Mullen, counsel to Parkway, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from Parkway, GSB, officers and employees of Parkway or GSB, and others, reasonably satisfactory in form and substance to it.

    7.02 Conditions to Obligation of GSB.  The obligation of GSB to consummate the Merger is also subject to the fulfillment prior to the Effective Time of each of the following conditions, unless waived by GSB:
(a) Representations and Warranties.  The representations and warranties of Parkway and Skyline set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and GSB shall have received a certificate, dated the Effective Date, signed on behalf of Parkway by the Chief Executive Officer and Chief Financial Officer of Parkway to such effect.
(b) Performance of Obligations.  Parkway and Skyline shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and GSB shall have received a certificate, dated the Effective Date, signed on behalf of Parkway and Skyline by the Chief Executive Officer and Chief Financial Officer of Parkway and Skyline to such effect.
(c) Appointment of Directors.  As contemplated by Section 2.01(d), Parkway and Skyline shall have taken all necessary actions to increase the number of directors that may serve on the Parkway Board and the Skyline Board, and two non-executive directors of GSB selected by Parkway shall have been appointed as directors of each of Parkway and Skyline effective at the Effective Time.
    7.03 Conditions to Obligation of Parkway and Skyline.  The obligation of Parkway and Skyline to consummate the Merger is also subject to the fulfillment prior to the Effective Time of each of the following conditions, unless waived by Parkway and Skyline:
(a) Representations and Warranties.  The representations and warranties of GSB set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parkway shall have received a certificate, dated the Effective Date, signed on behalf of GSB by the Chief Executive Officer and Chief Financial Officer of GSB to such effect.
(b) Performance of Obligations.  GSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parkway shall have received a certificate, dated the Effective Date, signed on behalf of GSB by the Chief Executive Officer and Chief Financial Officer of GSB to such effect.
(c) Support and Non-Competition Agreement.  All of the directors of GSB in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Exhibit B.
(d) Employment Agreement; Releases.  Parkway shall have entered into the employment agreement set forth in Section 6.10(f), which agreement shall be in full force and effect upon the Effective Date, and GSB shall have obtained the general releases and agreements set forth in Section 6.10(e)(ii), each in a form acceptable to Parkway, acting reasonably.
(e) Dissenting Shares.  Not more than fifteen percent (15.0%) of the outstanding shares of GSB Common Stock shall constitute Dissenting Shares.
ARTICLE VIII
 Termination
    8.01 Termination.  This Agreement may be terminated, and the Merger may be abandoned:
(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Parkway, Skyline and GSB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
(b) Breach.  At any time prior to the Effective Time, by Parkway and Skyline or GSB (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors determines that there is:  (i) a breach by the other party of any representation or warranty of such party contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements of such party contained herein, which material breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.
(c) Delay.  At any time prior to the Effective Time, by Parkway and Skyline or GSB, if the Merger is not consummated by December 31, 2018, unless the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) Failure of Parkway and Skyline Conditions.  By Parkway and Skyline (provided that they are not then in material breach of any representation, warranty, covenant or other agreement contained herein) if, for reasons that are within GSB's reasonable control, the conditions in Section 7.03 have not been satisfied by GSB within five (5) business days after satisfaction of the last condition in Section 7.01 to be satisfied (and cannot be, or have not been, cured by GSB within thirty (30) days after the giving of written notice of such failure) and have not been waived by Parkway.
(e) Failure of GSB Conditions.  By GSB (provided that it is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if, for reasons that are within Parkway's or Skyline's reasonable control, the conditions in Section 7.02 have not been satisfied by Parkway within five (5) business days after satisfaction of the last condition in Section 7.01 to be satisfied (and cannot be, or have not been, cured by Parkway within thirty (30) days after the giving of written notice of such failure) and have not been waived by GSB.
(f) No Approval.  By Parkway and Skyline or GSB, if (i) the approval of any Regulatory Authority or Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Regulatory Authority or Governmental Authority or (ii) any shareholder approval required by Section 7.01(a) herein is not obtained at the Parkway Meeting (or any adjournment thereof) or the GSB Meeting (or any adjournment thereof).
(g) Failure to Recommend, Etc.
(i)
At any time prior to the GSB Meeting, by Parkway and Skyline if GSB shall have breached Section 6.06 or if the GSB Board shall have failed to call, give notice of, convene or make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner reasonably likely to lead to the GSB shareholders not approving the Merger at the GSB Meeting; or

(ii)
At any time prior to the Parkway Meeting, by GSB if the Parkway Board shall have failed to call, give notice of, or convene the Parkway Meeting or make its recommendation referred to in Section 6.02(b), withdrawn such recommendation or modified or changed such recommendation in a manner reasonably likely to lead to the Parkway shareholders not approving the Merger at the Parkway Meeting.

(h) Superior Proposal.
(i) By Parkway and Skyline or GSB, at any time prior to the GSB Meeting, in order for GSB to concurrently enter into an agreement with respect to a Superior Proposal; provided, that (A) this Agreement may be terminated by GSB pursuant to this Section 8.01(h) only after the fifth business day following Parkway's receipt of written notice from GSB advising Parkway that GSB is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five (5) business day period, Parkway does not make an offer to GSB that the GSB Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (B) GSB pays the Fee specified in Section 8.03, and provided further, that this Agreement may not be terminated by Parkway, Skyline or GSB under this Section 8.01(b) unless GSB has entered into, or, in the case of GSB,  concurrently enters into, an Acquisition Agreement with respect to the Superior Proposal.
(ii) For purposes of this Agreement, a "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal that was received and considered by GSB in compliance with Section 6.06, that the GSB Board concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (as it may be proposed to be amended by Parkway, as applicable) (A) is more favorable to the shareholders of GSB from a financial point of view, than the transactions contemplated by this Agreement and (B) is reasonably capable of being completed on the terms proposed.
    8.02 Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as provided in Section 8.03, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement, and (iii) Sections 6.03(b), 6.04, 6.05(b), 8.02, 8.03, 9.05, 9.06, 9.07, 9.08, 9.09 and 9.10 shall survive any termination of this Agreement.

8.03 Fees and Expenses.
(a) In the event that:
(i)
this Agreement shall be terminated by Parkway and Skyline pursuant to Section 8.01(g)(i) or by Parkway and Skyline or GSB pursuant to Section 8.01(h), then GSB shall pay Parkway promptly (but in no event later than two (2) business days after the date of termination of this Agreement) a fee of $575,000 (the "Fee"), which amount shall be payable in immediately available funds; or

(ii)
this Agreement shall be terminated (A) by Parkway and Skyline pursuant to Sections 8.01(b) or 8.01(d) or (B) by Parkway and Skyline or GSB pursuant to Section 8.01(f)(ii), and, in either case, an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the shareholders or senior management of GSB or the GSB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the termination of this Agreement (in the case of clause (A)) or the taking of the vote of the shareholders of GSB at the GSB Meeting (in the case of clause (B)), and prior to that date that is twelve (12) months after such termination, GSB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether or not the same Acquisition Proposal as that referred to above or whether such Acquisition Proposal is consummated before or after termination of this Agreement), then GSB shall pay Parkway the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds.  For the purposes of this Section 8.03, "Acquisition Agreement" shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal.  For purposes of this Section 8.03, the term "Acquisition Proposal" shall have the meaning set forth in the definition of "Acquisition Proposal" in Section 1.01 except that the references to "24.99%" shall be deemed to be references to "51%."  In no event shall GSB be required to pay the Fee on more than one occasion.

 (b) In the event that GSB shall fail to pay the Fee described above when due, then it shall pay such Fee plus the costs and expenses actually incurred by the party entitled to receive such Fee (including, without limitation, fees and expenses of counsel) in connection with the collection of such Fee and the enforcement of this Section 8.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2.00%.
ARTICLE IX
 Miscellaneous
    9.01 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Articles II, III, Section 6.09 and this Article IX and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).
    9.02 Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the GSB Meeting or the Parkway Meeting, this Agreement may not be amended if it would violate the National Bank Act, VSCA, NCBCA or any regulatory approval required to consummate the transactions contemplated hereby.
    9.03 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but, except by operation of law, shall not be assigned by any party without the prior written consent of the other parties.
9.04 Counterparts; Execution by Electronic Means.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

    9.05 Governing Law; Venue; Jury Trial Waiver.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within Virginia (except to the extent that mandatory provisions of federal law are applicable).  All actions and proceedings arising out of or relating to this Agreement or its subject matter shall be heard and determined exclusively in any state or federal court sitting within the boundaries of the United States District Court for the Western District of Virginia.  EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE-NAMED VENUE, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
    9.06 Expenses.  Subject to the obligations of Parkway, Skyline and GSB set forth in Sections 8.02 and 8.03, Parkway and Skyline will bear all expenses incurred by them or their affiliates and GSB will bear all expenses incurred by GSB or its affiliates, in connection with this Agreement and the transactions contemplated hereby, except that the costs of printing and mailing the Proxy Statement shall be shared proportionately by Parkway and GSB based on their relative numbers of shareholders and all filing and other fees paid to the SEC and other Governmental Authorities and Regulatory Authorities in connection with the Merger shall be paid by Parkway.
    9.07 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by nationally recognized overnight courier (with delivery confirmation service), mailed by registered or certified mail (return receipt requested) or electronic mail to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to GSB, to:
Great State Bank 1422 U.S. Highway 421 Wilkesboro, North Carolina 28697 ATTN: C. Greg Edwards President and Chief Executive Officer E-mail: gedwards@greatstatebank.com

With a copy to:
Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562 ATTN: William R. Lathan E-mail: WRL@wardandsmith.com

If to Parkway or Skyline, to:
Parkway Acquisition Corp. 101 Jacksonville Circle Floyd, VA 24091 ATTN: J. Allan Funk President and Chief Executive Officer E-mail: afunk@skylinenationalbank.com

With a copy to
Williams Mullen 200 South 10th Street, Suite 1600 Richmond, Virginia 23219 ATTN: Lee G. Lester E-mail: llester@williamsmullen.com

    9.08 Entire Understanding; No Third Party Beneficiaries.  This Agreement (including the Disclosure Schedules and Exhibits) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made.  Except for Section 6.09 and the Confidentiality Agreement, which shall inure to the benefit of the Persons referred to in such Section and the Confidentiality Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
    9.09 Severability.  The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
    9.10 Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated.  The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.  No provision of this Agreement shall be construed to require Parkway, GSB or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.  The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
 [Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PARKWAY ACQUISITION CORP.

By:	/s/ J. Allan Funk
J. Allan Funk
President and Chief Executive Officer

SKYLINE NATIONAL BANK

By:	/s/ J. Allan Funk
J. Allan Funk
President and Chief Executive Officer

GREAT STATE BANK

By:	/s/ C. Greg Edwards
C. Greg Edwards
President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Exhibit A
AGREEMENT TO MERGE
BETWEEN
GREAT STATE BANK
AND
SKYLINE NATIONAL BANK
UNDER THE CHARTER OF
SKYLINE NATIONAL BANK
UNDER THE TITLE OF
SKYLINE NATIONAL BANK

THIS AGREEMENT, dated as of March 1, 2018 (this "Agreement"), is made and entered into between Sykline National Bank, a national banking association organized under the laws of the United States, and Great State Bank, a North Carolina banking corporation.
WITNESSETH:
WHEREAS, Skyline National Bank, a national banking association duly organized and existing under the laws of the United States with its main office located at 113 West Main Street, Independence, Virginia, ("Skyline") has authorized capital stock consisting of 429,742 shares of common stock, par value $1.25 per share, of which 429,742 shares of common stock are issued and outstanding as of the date hereof;
WHEREAS, Great State Bank, a North Carolina Banking Corporation with its main office located at 1422 U.S. Highway 421, Wilkesboro, North Carolina ("GSB"), has authorized capital stock consisting of 15,000,000 shares of common stock, par value $10 per share, of which 948,710 shares of common stock are issued and outstanding as of the date hereof;
WHEREAS, Parkway Acquisition Corp. ("Parkway") is the record and beneficial owner of all of the outstanding shares of stock of Skyline;
WHEREAS, Parkway, Skyline and GSB are parties to an Agreement and Plan of Merger, dated as of March 1, 2018 (the "Merger Agreement"), pursuant to which GSB shall merge with and into Skyline, whereby the corporate existence of GSB shall cease and Skyline shall continue its corporate existence under the laws of the United States as the surviving association in the Merger; and
WHEREAS, the respective boards of directors of Skyline and GSB, acting pursuant to resolutions duly adopted, have approved, and the sole shareholder of Skyline has approved, this Agreement and authorized the execution hereof.
NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.	THE MERGER

A. Merger; Surviving Association

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), GSB shall be merged with and into Skyline, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a (said transaction, the "Merger") and the corporate existence of GSB shall cease. Skyline shall continue its corporate existence as a national banking association under the laws of the United States and shall be the national association surviving the Merger (the "Surviving Association").
B. Articles of Association and Bylaws

From and after the Effective Time, the Articles of Association of Skyline as in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Association until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of Skyline as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until thereafter amended in accordance with applicable law.
C. Effective Time of the Merger

The Merger shall become effective at such time and date as are agreed to by Skyline and GSB pursuant to the Merger Agreement, subject to the approval of the Office of the Comptroller of the Currency (the "OCC"). The date and time of such effectiveness is herein referred to as the "Effective Time."
D. Effect of the Merger

All assets of the merging institutions as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time.
E. Business of Surviving Association

The business of the Surviving Association after the Merger shall be that of a national banking association and shall be conducted at its main office located at 113 West Main Street, Independence, Virginia, and at all legally established branches.
F.	Directors

The directors of the Surviving Association shall be each person who, upon the Effective Time, was a director of Skyline.
G.	Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (a) each share of GSB common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Skyline common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Association.
2.	CONDITIONS PRECEDENT

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
A. Shareholder Approval

The Agreement shall have been ratified and confirmed by the sole shareholder of Skyline and the shareholders of GSB at a meeting of each such shareholders or by written consent in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.

B. Regulatory Approvals

The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of the Office of the Comptroller of the Currency and all other regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement, and all applicable waiting periods in respect thereof shall have expired.

C. No Injunctions or Restraints

There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

D. Other Conditions

All conditions to consummation of the merger specified in the Merger Agreement shall have been fulfilled or waived in accordance with the terms and conditions of the Merger Agreement.

3. TERMINATION AND AMENDMENT
A.	Termination

Notwithstanding the approval of this Agreement by the shareholders of Skyline or GSB, this Agreement shall terminate forthwith prior to the Effective Time in the event the Merger Agreement is terminated as therein provided. This Agreement also may be terminated by mutual written consent of the parties hereto.
B. Effect of Termination

In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of Skyline or GSB, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except as set forth in the Merger Agreement.
C. Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.
4.	CONDITIONS PRECEDENT

A. Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
B. Further Assurances

If at any time the Surviving Association shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Association title to any property or rights of GSB or otherwise carry out the provisions hereof, the proper officers and directors of GSB, as of the Effective Time, and thereafter the officers of the Surviving Association acting on behalf of GSB, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Association and otherwise carry out the provisions hereof.

C. Nonsurvival of Agreements

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.
D. Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Skyline, to:
Skyline National Bank P. O. Box 186 Independence, Virginia 24348 ATTN: J. Allan Funk President & Chief Executive Officer

With a copy to:
Williams Mullen 200 South 10th Street Richmond, Virginia 23219 ATTN: Lee G. Lester

If to GSB, to:
Great State Bank 1422 U.S. Highway 421 Wilkesboro, North Carolina 28697 ATTN: C. Greg Edwards President and Chief Executive Officer

With a copy to:	Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562 ATTN: William R. Lathan

E.	Governing Law; Waiver of Jury Trial

This Agreement shall be governed by and construed in accordance with the laws of Virginia without regard to any applicable conflicts of law, except to the extent federal law may be applicable. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
F. Successors and Assigns

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

G. Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
H. Entire Agreement

This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
I. Interpretation

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "the date hereof" shall mean the date of this Agreement.
J. Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
K. Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any non-material provision or non-material portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Signatures on next page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to Merge to be executed by its duly authorized officers, all as of the date first set forth above.
ATTEST:	SKYLINE NATIONAL BANK
	By:	/s/ J. Allan Funk
Name:		J. Allan Funk
President and Chief Executive Officer

ATTEST:	GREAT STATE BANK
	By:	/s/ C. Greg Edwards
Name:		C. Greg Edwards
President and Chief Executive Officer

Exhibit B
SUPPORT AND NON-COMPETITION AGREEMENT
This Agreement, made as of this ____ day of __________, 2018, by and among Parkway Acquisition Corp., a Virginia corporation ("Parkway") and the shareholder of Great State Bank, a North Carolina banking corporation ("GSB") identified on the signature page hereto in such Shareholder's capacity as a shareholder of GSB (the "Shareholder").
WHEREAS, Parkway and GSB have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which all of the outstanding shares of GSB will be exchanged for shares of Parkway Common Stock in accordance with the terms of the Merger Agreement; and
WHEREAS, the Shareholder owns or possesses the sole right to vote or direct the voting of, the number of shares of GSB Common Stock set forth on the signature page hereto (the "Covered Shares"); and
WHEREAS, the Shareholder owns or possesses the sole power to dispose of or to direct the disposition of the Covered Shares; and
WHEREAS, as a material inducement for Parkway to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:
1. Representations and Warranties of Shareholder.  The Shareholder represents and warrants to Parkway as follows:  That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares.  The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.
2. Covenants of Shareholder.  (a)  The Shareholder agrees that he/she shall cause the Covered Shares to be present at the GSB Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless Parkway is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement.
(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(e), he/she shall not, without the prior written consent of Parkway, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options or warrants to acquire GSB Common Stock issued and outstanding pursuant to employee or director stock plans of GSB or otherwise, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof.  Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of GSB Common Stock, or any officer, employee or director of GSB to, solicit from any third party any inquiries or proposals relating to the disposition of GSB's business or assets or the business or assets of GSB, or the acquisition of GSB voting securities, or the merger of GSB with any person other than Parkway, or except as provided in Section 6.06 of the Merger Agreement:  (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.
(d) The Shareholder agrees that he/she shall not, without the prior written consent of Parkway, sell, or offer to sell, or otherwise directly or indirectly sell, transfer or dispose of any Covered Shares.
(e) This Agreement shall terminate upon the earlier to occur of:  (i) the termination of the Merger Agreement by any of the parties thereto, provided that such termination is not in violation of any provision of the Merger Agreement; or (ii) subject to Section 4(d), the Effective Time of the Merger.
3. Additional Shares and Warrants.  Notwithstanding anything to the contrary contained herein, and except as otherwise provided in a Schedule to this Agreement, this Agreement shall apply to all shares of GSB Common Stock which the Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of GSB Common Stock for which the Shareholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of; provided, however, that the "Covered Shares" shall not include, and this Agreement shall not apply to, shares of GSB Common Stock, whether currently held or hereafter acquired, that Shareholder owns jointly with another person, or any shares held by Shareholders as trustee, guardian, custodian, executor, or otherwise in a fiduciary capacity; and provided further, however, that Shareholder shall be permitted to pay the exercise price of any GSB Warrant through a cashless exercise of such GSB Warrant as provided in Section 3.05(a) of the Merger Agreement.
4.  Non-Competition and Non-Solicitation.  Except as otherwise set forth in a Schedule attached to this Agreement:
(a) From and after the Effective Time until the date which is 12 months after the Effective Time (the "Covenant Period"), the Shareholder shall not, directly or indirectly:
(i) serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution or holding company, with an office or branch located within a 35 mile radius of any office or branch of Parkway, Skyline or GSB at the date hereof or the Effective Time (the "Covered Area"); or
(ii) serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by Parkway, Skyline, GSB, or any subsidiary or affiliate thereof; or
(iii) solicit to employ or engage the services of any of the officers or employees of Parkway or Skyline (including former employees of GSB) (other than such officers or employees who have been terminated by Parkway, Skyline or GSB prior to such solicitation or engagement by the Shareholder); or
(iv) solicit customers of Parkway or Skyline or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by Parkway, Skyline or any subsidiary or affiliate thereof.
(b) The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of Parkway or Skyline.
(c) In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.
(d) Notwithstanding anything to the contrary contained herein, the covenants and agreements contained in this Section 4 shall survive the Effective Time.

5. Governing Law.  This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.
6. Assignment; Successors.  This Agreement may not be assigned by the Shareholder without the prior written consent of Parkway.  The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.
7. Scope of Agreement.  The parties hereto acknowledge and agree that this Agreement shall not confer upon Parkway any right or ability to acquire the shares of GSB Common Stock other than in connection with the Merger.  The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of GSB but only in his/her capacity as a holder of shares of GSB Common Stock.
8. Severability.  Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.
9. Amendment, Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.  No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
10. Defined Terms.  Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.
11. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.
[Remainder of Page Intentionally Blank; Signatures Follow]

PARKWAY ACQUISITION CORP.
By:	/s. J. Allan Funk
Name:	J. Allan Funk
Title:	President and Chief Executive Officer

SHARELHOLDER

Name:

Shares as to which Shareholder has sole:
Voting Power:  ________________________
Dispositive Power:  _____________________
Warrants held by Shareholder:  ____________

[Signature Page to Support and Non-Competition Agreement]

Disclosure Schedules

Disclosure Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. Parkway Acquisition Corp. will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.

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